Exhibit 99.1

 [LOGO OF B/E AEROSPACE INC.]

  #07-06

                                                  News Release
                                                  CONTACT:
                                                  Greg Powell
                                                  Director of Investor Relations
                                                  B/E Aerospace, Inc.
                                                  (561) 791-5000 ext. 1450


 B/E AEROSPACE RECORD FOURTH QUARTER 2006 FINANCIAL RESULTS EXCEED EXPECTATIONS;
       RECORD FOURTH QUARTER 2006 REVENUES OF $322 MILLION UP 44 PERCENT;
   RECORD FOURTH QUARTER 2006 OPERATING PROFITS OF $43 MILLION UP 78 PERCENT;
                         RECORD BACKLOG OF $1.7 BILLION


     WELLINGTON, FL, February 5, 2007 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced financial results for the fourth quarter of 2006 and for the full year 2006.

HIGHLIGHTS
----------

     o Record fourth quarter revenues of $321.6 million reflect 44.3 percent year-over-year growth; organic revenue growth exclusive of acquisitions was 28.0 percent.

     o Fourth quarter operating earnings of $43.0 million were 77.7 percent higher than the same period in the prior year. Fourth quarter operating margin of 13.4 percent expanded by 250 basis points versus the same period in the prior year.

     o Earnings before income taxes were $31.4 million, which was more than triple pre-tax earnings in the same period in the prior year.

     o Net earnings for the current quarter were $21.7 million, or $0.28 per diluted share; $0.02 better than consensus estimates and $0.05 greater than B/E's financial guidance.

     o Bookings for the quarter ended December 31, 2006 totaled over $400 million, and represent a book-to-bill ratio of 1.3:1. Bookings for the full year 2006 were approximately $1.7 billion, which is a record for any twelve-month period and represent a book-to-bill ratio of approximately 1.5:1. Backlog at December 31, 2006 stood at over $1.7 billion, an increase of approximately 60 percent as compared to backlog at December 31, 2005.

     o Full year 2006 revenues and diluted earnings per share were $1.1 billion and $1.10 per share, respectively, and include one-time debt prepayment costs of $19.4 million and a one-time tax benefit of $22.9 million associated with the recognition of the company's U.K. deferred tax asset.

     o B/E raises 2007 earnings guidance to approximately $1.40 - $1.42 per share representing an increase in earnings per share of over 55 percent as compared to full year 2006 results, (excluding one-time items and based on a 35 percent tax rate in both periods). In addition, B/E establishes initial 2008 earnings per share guidance at approximately $2.00 per share, with an estimate of an additional 25 percent increase in earnings per share in 2009.

FOURTH QUARTER PERFORMANCE
--------------------------

     For the fourth quarter of 2006 consolidated sales of $321.6 million increased $98.7 million, or 44.3 percent, over the fourth quarter of 2005.

     Operating earnings for the fourth quarter of 2006 of $43.0 million increased by $18.8 million, or 77.7 percent, as compared to the same period last year. The fourth quarter operating margin of 13.4 percent expanded by 250 basis points as compared to the same period last year. Operating earnings growth, exclusive of recent acquisitions, was 58.8 percent.

     Interest expense for the fourth quarter of 2006 was $11.0 million and was $3.4 million lower than interest expense recorded in the same period in the prior year. The company prepaid $50 million of its bank term debt during the fourth quarter. Debt prepayments in the current period resulted in $0.6 million of debt prepayment costs. Total full year 2006 debt prepayments were $475 million and debt prepayment costs were $19.4 million.

     Net earnings for the fourth quarter of 2005 of $62.1 million, or $0.96 per diluted share included a one-time tax benefit of $51.9 million, or $0.80 per diluted share. Exclusive of the tax benefit in the fourth quarter of 2005 net earnings were $10.2 million or $0.16 per share versus net earnings of $21.7 million or $0.28 per share in 2006, representing more than a doubling in net income and an increase in earnings per share of 75.0 percent in the fourth quarter of 2006 versus the same period in the prior year. Earnings per share during the fourth quarter of 2006 was based upon 78.5 million diluted shares outstanding versus 64.9 million diluted shares outstanding during the fourth quarter of 2005.

FOURTH QUARTER SEGMENT DISCUSSION
---------------------------------

     Net sales by segment were as follows:

                                                  NET SALES
                                -----------------------------------------------
                                        Fourth Quarter Ended December 31,
                                              ($ in millions)
                                -----------------------------------------------
                                                                      Percent
                                   2006         2005       Change     Change
                                -----------------------------------------------
Seating                         $  105.5     $   74.3     $  31.2      42.0%
Interior systems                    81.7         51.6        30.1      58.3%
Distribution                        78.5         42.9        35.6      83.0%
Business jet                        38.6         34.6         4.0      11.6%
Engineering services                17.3         19.5        (2.2)      NM
                                -----------------------------------------------
Total                           $  321.6     $  222.9     $  98.7      44.3%

     The increase in sales volume for the seating and interior systems segments was driven by a higher level of retrofit activity, demand created by new aircraft deliveries, and market share gains. Interior systems segment's organic revenue growth rate, exclusive of the impact of the acquisition of Draeger Aerospace GmBH ("Draeger") in July 2006, was 25.5 percent. The distribution segment delivered revenue growth of 83.0 percent in the fourth quarter of 2006, reflecting a broad-based increase in aftermarket demand for aerospace fasteners, continued market share gains and the acquisition of New York Fasteners, Corp. ("NYF") in August 2006. Distribution segment organic revenue growth rate, exclusive of the impact of the NYF acquisition, was 37.8 percent. Business jet segment revenues increased by 11.6 percent in the fourth quarter of 2006, reflecting strong business jet deliveries, offset by lower revenues from super first class products. The recent acquisitions of Draeger (interior systems) and NYF (distribution) accounted for approximately $36 million of consolidated revenue growth in the fourth quarter of 2006. Therefore the organic revenue growth rate in the fourth quarter of 2006 was 28.0 percent.

     The following is a summary of operating earnings performance by segment:

                                             OPERATING EARNINGS
                               -------------------------------------------------
                                      Fourth Quarter Ended December 31,
                                               ($ in millions)
                               -------------------------------------------------
                                                                        Percent
                                 2006        2005          Change       Change
                               -------------------------------------------------
Seating                        $  10.8     $   9.2       $   1.6          17.4%
Interior systems                  15.1         6.3           8.8         139.7%
Distribution                      13.9         8.4           5.5          65.5%
Business jet                       3.6         2.1           1.5          71.4%
Engineering services              (0.4)       (1.8)          1.4          NM
                               -------------------------------------------------
Total                          $  43.0     $  24.2       $  18.8          77.7%


    Operating earnings at the seating segment of $10.8 million in the fourth quarter of 2006 increased by $1.6 million or 17.4 percent versus the same period in the prior year. The seating segment operating margin for full year 2006 improved by 60 basis points to 9.7 percent. The company expects the seating segment to generate significant margin expansion in 2007 and beyond due primarily to the quality of its backlog and also to the operating leverage inherent in the business. Operating earnings at the interior systems segment of $15.1 million increased $8.8 million, or 139.7 percent, versus the same period in the prior year. The full year operating margin for the interior systems segment was 18.7 percent, a 300 basis point improvement over the prior year. Margin expansion in the interior systems segment was primarily the result of ongoing manufacturing efficiencies, product mix and operating leverage generated at the higher level of sales.

     The distribution segment generated record revenues of $78.5 million in the fourth quarter of 2006, an increase of $35.6 million, or 83.0 percent versus the same period in the prior year. Distribution segment operating earnings in the fourth quarter of 2006 were $13.9 million, which was 65.5 percent greater than the same period last year and represented a 17.7 percent operating margin. The distribution segment operating margin, although quite healthy at 17.7 percent, was as expected, negatively impacted by the NYF acquisition and related integration costs and expenses. The distribution segment operating margin is expected to gradually recover during the course of the year as the integration of NYF is completed.

     The business jet segment generated fourth quarter revenues of $38.6 million, an increase of 11.6 percent as compared to the fourth quarter of 2005. Operating earnings at the business jet segment during the fourth quarter of $3.6 million were $1.5 million or 71.4 percent greater than operating earnings in the same period last year, and increased by $3.4 million on a sequential quarterly basis. This strong operating earnings growth reflects the solid operating performance from the company's core business jet operations, offset by the improving, but still unsatisfactory, super first class operating results.

FULL YEAR 2006 RESULTS
----------------------

     For the full year 2006, B/E reported consolidated sales of $1.1 billion, a
33.7 percent increase over the prior year. Organic revenue growth in 2006 exclusive of recent acquisitions was 27.5 percent. Operating earnings of $148.3 million for 2006, were $54.7 million, or 58.4 percent, greater than the prior year, due to both the 33.7 percent increase in revenue and a 200 basis point expansion in operating margin to 13.1 percent of sales in full year 2006. Operating earnings growth, exclusive of recent acquisitions, was 51.2 percent. Interest expense of $38.9 million for 2006 decreased by $20.4 million as compared to 2005. B/E prepaid $475 million of long term debt during 2006, resulting in debt prepayment costs of $19.4 million. During 2006, B/E recognized a $22.9 million U.K. deferred tax asset, which reduced income tax expense to $4.4 million in 2006. During 2005, B/E recognized an income tax benefit of $51.9 million associated with the recognition of its U.S. deferred tax asset. Net earnings in 2006 were $85.6 million, or $1.10 per diluted share. Exclusive of both tax benefits and debt prepayment costs in both years, full year 2006 earnings per share was $0.98 versus full year 2005 earnings per share of $0.54, an 81.5 percent increase in 2006. Bookings for the current year were approximately $1.7 billion, a record for any year, and drove backlog to over $1.7 billion, also a record.


                                                  NET SALES
                           ----------------------------------------------------
                                           Year Ended December 31,
                                              ($ in millions)
                           ----------------------------------------------------
                                                                       Percent
                                     2006       2005        Change     Change
                           ----------------------------------------------------
Seating                        $    388.5    $  281.8     $ 106.7      37.9%
Interior systems                    273.9       205.5        68.4      33.3%
Distribution                        251.5       173.9        77.6      44.6%
Business jet                        147.5       120.2        27.3      22.7%
Engineering services                 66.8        62.7         4.1       6.5%
                           ----------------------------------------------------
Total                          $  1,128.2    $  844.1     $ 284.1      33.7%

                                             OPERATING EARNINGS
                           ----------------------------------------------------
                                           Year Ended December 31,
                                               ($ in millions)
                           ----------------------------------------------------
                                                                        Percent
                                     2006       2005        Change      Change
                           ----------------------------------------------------
Seating                        $     37.6     $  25.5     $  12.1       47.5%
Interior systems                     51.2        32.3        18.9       58.5%
Distribution                         50.4        34.9        15.5       44.4%
Business jet                          9.4         7.8         1.6       20.5%
Engineering services                 (0.3)       (6.9)        6.6        NM
                           ----------------------------------------------------
Total                          $    148.3     $  93.6     $  54.7       58.4%

     For 2006, seating segment operating earnings of $37.6 million increased by
47.5 percent, due to both a 37.9 percent increase in revenue, and a 60 basis point expansion in operating margin to 9.7 percent of sales. Operating earnings at the interior systems segment of $51.2 million increased by $18.9 million or
58.5 percent as compared to 2005, due to both a 33.3 percent increase in revenue and a 300 basis point expansion in operating margin to 18.7 percent of sales. The margin expansion at the seating and interior systems segments was primarily due to ongoing continuous improvement initiatives, product mix, and operating leverage generated at the higher sales volume.

     The distribution segment's operating earnings of $50.4 million during 2006 increased by $15.5 million, or 44.4 percent, on a 44.6 percent increase in sales, reflecting further operating efficiencies at the higher sales level, despite the temporary drag on margins caused by the NYF acquisition. The business jet segment's operating earnings were $9.4 million in 2006, up 20.5 percent versus the prior year, reflecting the solid operating performance from B/E's core business jet operations, offset by the improving, but still unsatisfactory super first class operating results.

     Operating profit at the engineering services segment improved by $6.6 million as compared to the prior year due to a substantially improved mix of products and services, higher sales volume, and operational efficiencies.

LIQUIDITY AND BALANCE SHEET METRICS
-----------------------------------

     At December 31, 2006, B/E's net debt-to-net capital ratio was 38.3 percent. Net debt at December 31, 2006 was $439 million, which represents total debt of $504 million less cash and cash equivalents of $65 million.

     B/E prepaid $50 million of its bank term loan during the fourth quarter of 2006. Working capital at December 31, 2006 was approximately $462 million, as compared with working capital of approximately $323 million at December 31, 2005 (as adjusted for the redemption of $250 million of senior subordinated notes in January 2006). The higher level of working capital reflects higher levels of accounts receivable and inventories arising from substantially higher revenues in 2006 and the expectation for continued strong revenue growth in 2007, as well as the increase in working capital resulting from recent acquisitions.

    At December 31, 2006, B/E had approximately $65 million of cash and cash equivalents and no borrowings outstanding under its $200 million revolving credit facility.

     "Inventories, as compared to December 31, 2005, have increased by nearly $200 million. About $100 million of this growth is in our distribution segment (including the New York Fasteners acquisition) and is consistent with the expansion in our product line breadth to support our rapidly expanding customer base. Our distribution business, which grew by 45 percent during 2006, is operating on all cylinders and is expected to generate a 100 percent growth in earnings within three years. We expect to continue to expand our product line in this important business during 2007. The balance of inventory growth is due to our 34 percent revenue growth, the outlook for 25 percent revenue growth during 2007, and the recent Draeger acquisition," commented Mr. Amin J. Khoury, Chairman and Chief Executive Officer for B/E Aerospace, Inc.

     Net earnings and net earnings per diluted share adjusted are non-GAAP financial measures. See "Reconciliation of Non-GAAP Financial Measures".


STRONG FOURTH QUARTER BOOKINGS PUSH BACKLOG TO ANOTHER RECORD LEVEL
-------------------------------------------------------------------

     Backlog at the end of the quarter was approximately $1.7 billion, representing an increase of over $600 million, or about 60 percent, as compared to B/E's backlog at December 31, 2005. The book-to-bill ratio for the quarter was strong at 1.3:1, resulting in the company's ninth successive record quarterly backlog.

     B/E achieved some notable awards during the quarter that contributed significantly to the record backlog. These awards included:

o Initial Boeing 787 related orders from nine major global airlines for seating and/ or a broad array of food and beverage preparation and storage equipment, and oxygen systems.

o Retrofit awards from two North American carriers to begin re-equipping certain of their aircraft types.

o Awards from two major Asian carriers to outfit both their new-buy and existing B777 aircraft.

o Awards from four major Chinese airlines to outfit over 130 of their new-buy Boeing and Airbus narrow-body aircraft with B/E's first class and coach class seating, food and beverage preparation and storage equipment and oxygen systems.

RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE
---------------------------------------------

     Commenting on the recent performance of B/E, Mr. Khoury said, "We are pleased to announce another record year for B/E Aerospace. Both revenue and earnings growth exceeded our financial guidance, which was raised three times during 2006. In each of the past two years, our operating margin has increased by over 200 basis points per year, and considering the strength of our order book, our high in quality, record backlog and our continuous improvement programs, we expect to generate significant additional margin expansion over the next several years."

     Mr. Khoury, continued, "We are encouraged by the continued strength in retrofit activity, primarily from carriers in the emerging markets, and now that strength is being augmented by both domestic retrofit orders and initial order activity related to airlines' purchases of new wide-body aircraft. 2007 represents the beginning of an expected ramp up in wide-body deliveries that will total in excess of 1,000 wide-body and super wide-body aircraft over the next four years. This protracted new aircraft delivery cycle, particularly with respect to wide-body aircraft, coupled with our high quality record backlog, together with continued expected margin expansion should allow B/E to continue to deliver superior financial results for the next three years, " concluded Mr. Khoury.

Financial guidance for 2007 and beyond is now as follows:

     - Full year 2007 revenues are expected to be approximately $1.4 billion, an increase of approximately 25 percent in 2007 versus 2006. The organic revenue growth rate, exclusive of 2006 acquisitions, is expected to be approximately 20 percent. The revenue guidance for 2007 assumes no revenue contribution from Airbus A380-related programs. Revenues are expected to grow at a healthy double-digit rate during 2008 and 2009, driven primarily by current backlog and associated follow-on orders.

     - The 2007 growth rate for operating earnings is expected to be approximately 40 to 45 percent.

     - Operating margins are expected to expand significantly over the next three years.

          o Operating margins in the seating segment should expand significantly throughout 2007 and beyond due to both the quality of our seating backlog and the operating leverage in the business.

          o Operating margins at the distribution segment will be somewhat lower than 2006 operating margins reflecting costs and inefficiencies associated with the integration of NYF.

     - Earnings per diluted share should be approximately $1.40 - $1.42 in 2007, which represents an earnings per share growth rate of about 55 percent as compared to 2006 earnings per share (before debt prepayment costs), assuming a comparable tax rate in both years.

     - The expected strong double-digit revenue growth rate in 2008 and 2009 is expected to generate earnings per share of approximately $2.00 per share in 2008 with an additional increase of approximately 25 percent in 2009.

     - Free cash flow (cash flow from operations, less capital expenditures) in 2007 is expected to be approximately $90 million. Free cash flow in the first half of 2007, particularly in the first quarter will be substantially lower than the second half of the year, reflecting the planned product line expansion at the distribution segment.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

     About B/E Aerospace, Inc.

     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.

                                       *T*


                               B/E Aerospace, Inc.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                   (unaudited)


                                                    THREE MONTHS ENDED
                                               -----------------------------
                                               December 31,   December 31,
(In millions, except per share data)              2006            2005
----------------------------------------------------------------------------
Net sales                                      $   321.6     $   222.9
Cost of sales                                      208.8         144.7
                                               ---------     ---------
Gross profit                                       112.8          78.2
    Gross margin                                    35.1%         35.1%
Operating expenses:
    Selling, general and administrative             43.5          38.6
    Research, development and engineering           26.3          15.4
                                               ---------     ---------
Total operating expenses                            69.8          54.0
                                               ---------     ---------
Operating earnings                                  43.0          24.2
    Operating margin                                13.4%         10.9%
Interest expense, net                               11.0          14.4
Debt prepayment costs                                0.6             -
                                               ---------     ---------
Earnings before income taxes                        31.4           9.8
Income tax provision (benefit)                       9.7         (52.3)
                                               ---------     ---------
     NET EARNINGS                              $    21.7     $    62.1
                                               ==========    ==========
     NET EARNINGS PER COMMON SHARE
         Basic                                 $     0.28    $     0.99
                                               ==========    ==========

         Diluted                               $     0.28    $     0.96
                                               ==========    ==========
Common shares:
         Basic
             Weighted average                       77.9          63.0
             End of period                          78.1          74.3
         Diluted
             Weighted average                       78.5          64.9
             End of period                          78.7          76.2

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                   (unaudited)

                                                        YEAR ENDED
                                               -----------------------------
                                               December 31,    December 31,
(In millions, except per share data)               2006            2005
-----------------------------------------------------------------------------
Net sales                                      $1,128.2       $   844.1
Cost of sales                                     731.7           548.5
                                               ---------      ----------
Gross profit                                      396.5           295.6
    Gross margin                                   35.1%           35.0%
Operating expenses:
    Selling, general and administrative           159.6           136.4
    Research, development and engineering          88.6            65.6
                                               ---------      ----------
Total operating expenses                          248.2           202.0
                                               ---------      ----------
Operating earnings                                148.3            93.6
    Operating margin                               13.1%           11.1%
Interest expense, net                              38.9            59.3
Debt prepayment costs                              19.4             --
                                               ---------      ----------
Earnings before income taxes                       90.0            34.3
Income tax provision (benefit)                      4.4           (50.3)
                                               ---------      ----------
      NET EARNINGS                             $   85.6       $    84.6
                                               =========      ==========

      NET EARNINGS PER COMMON SHARE
        Basic                                  $    1.11      $     1.44
                                               =========      ==========
        Diluted                                $    1.10      $     1.39
                                               =========      ==========
Common shares:
        Basic
             Weighted average                      77.1            58.8
             End of period                         78.1            74.3
        Diluted
             Weighted average                      78.0            60.8
             End of period                         78.7            76.2

                                       *T*

                               B/E Aerospace, Inc.


                     CONDENSED CONSOLIDATED BALANCE SHEETS

                            (unaudited; in millions)

                                                   YEAR ENDED
                                          -----------------------------
                                          December 31,    December 31,
                                             2006            2005
                                          -----------------------------
ASSETS

Current assets:
     Cash and cash equivalents            $     65.0    $    356.0
     Accounts receivable, net                  172.9         131.9
     Inventories, net                          420.9         223.7
     Deferred income taxes                      59.2          17.5
     Other current assets                       13.8          15.1
                                          ----------    ----------
       Total current assets                    731.8         744.2
 Long-term assets                              765.9         682.3
                                          ----------    ----------
                                          $  1,497.7    $  1,426.5
                                          ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Total current liabilities                $    269.6    $    170.8
 Long-term liabilities                         522.1         686.1
                                          ----------    ----------
                                               791.7         856.9
 Total stockholders' equity                    706.0         569.6
                                          ----------    ----------
                                          $  1,497.7    $  1,426.5
                                          ==========    ==========

                                       *T*

                               B/E Aerospace, Inc.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                                 YEAR ENDED
                                                                      ------------------------------
                                                                       December 31,     December 31,
                                                                           2006           2005
                                                                      ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                             $   85.6     $   84.6
   Adjustments to reconcile net earnings to net cash flows
     provided by operating activities:
        Depreciation and amortization                                        29.4         28.6
        Provision for doubtful accounts                                       1.8          0.5
        Non-cash compensation                                                 2.7          4.1
        Debt prepayment costs                                                19.4           --
        Deferred income taxes                                                (0.6)       (51.9)
        Excess tax benefits from share-based payments                        (0.7)        28.0
        Loss on disposal of property and equipment                            0.5          1.0
   Changes in operating assets and liabilities, net of acquisitions         (97.1)       (82.3)
                                                                         ---------    ---------
Net cash flows provided by operating activities                              41.0         12.6
                                                                         ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                     (24.8)       (16.9)
   Acquisitions, net of cash acquired                                      (144.6)          --
   Other, net                                                                  --          1.6
                                                                         ---------    ---------
Net cash flows used in investing activities                                (169.4)       (15.3)
                                                                         ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of stock, net of expenses                          29.9        285.1
   Payment on debt origination costs and prepayment costs                   (19.1)          --
   Proceeds from long-term debt                                             373.6           --
   Principal payments on long-term debt                                    (549.5)        (0.9)
   Borrowings on bank credit facility                                       150.0           --
   Repayments on bank credit facility                                      (150.0)          --
                                                                         ---------    ---------
Net cash flows (used in) provided by financing activities                  (165.1)       284.2
                                                                         ---------    ---------

Effect of exchange rate changes on cash flows                                 2.5         (1.8)
                                                                         ---------    ---------
Net (decrease) increase in cash and cash equivalents                       (291.0)       279.7

Cash and cash equivalents at beginning of period                            356.0         76.3
                                                                         ---------    ---------
Cash and cash equivalents at end of period                               $   65.0     $  356.0
                                                                         =========    =========

                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Debt prepayments in the fourth quarter of 2006 resulted in $0.6 million of debt prepayment costs; debt prepayment costs for the full year were $19.4 million.

During the third quarter of 2006, as a result of the improving financial performance and outlook for the company's U.K. subsidiary, B/E recognized its U.K. deferred tax asset, resulting in a tax benefit of approximately $22.9 million (the "tax benefit").

This release includes the financial measures net earnings and net earnings per diluted share adjusted, which, in each case, excludes debt prepayment costs and the income tax benefit due to the recognition of a deferred tax asset and includes free cash flow, which is cash flow from operations less capital expenditures. These three financial measures are "non-GAAP financial measures" as defined in Regulation G of the Securities and Exchange Act of 1934. We use earnings, net and net earnings per diluted share adjusted for debt prepayment costs and income tax benefit to evaluate our operating earnings, operating margin, net earnings, and net earnings per diluted share as compared to prior periods and to assess trends in the operational strength and performance of our business. We believe these financial measures are relevant and useful for investors because they allow investors to have a better understanding of our operating performance and makes it easier to compare our operating performance to our operating performance in prior periods that were not affected by the debt prepayment costs and the tax benefit. These financial measures should not be viewed as a substitute for or superior to net earnings and net earnings per diluted share, the most comparable GAAP measures, as a measure of our operating performance. We use free cash flow to provide supplemental information regarding our operating performance by excluding capital expenditures from our cash flow from operations that may not be indicative of our core operating results. We believe that free cash flow is useful to assess our operational strength and performance over time. Free cash flow is not a measurement of operating performance under GAAP and should not be viewed as a substitute to cash flow from operations, operating earnings or net income.

Pursuant to the requirements of Regulation G, we provide the following table which reconciles net earnings and net earnings per diluted share, the most directly comparable GAAP measures, to net earnings as adjusted for debt prepayment costs and tax benefit and net earnings per fully diluted share as adjusted for debt prepayment costs and tax benefit and which measures cash flow from operations, the most directly comparable GAAP measure, to free cash flow.

($ in millions except per share data)

                                                                         Three Months Ended               Year ended
                                                                   -----------------------------------------------------------
                                                                     December 31,  December 31,     December 31,    December 31
                                                                         2006         2005              2006          2005
                                                                   -----------------------------------------------------------
Net earnings as reported                                             $   21.7      $   62.1         $   85.6        $   84.6
Debt prepayment costs                                                     0.6            --             19.4              --
Income taxes on debt prepayment costs                                    (0.2)           --             (5.8)             --
   (assuming a 30% effective tax rate)
Less tax benefit associated with recognition
   of U.K. and U.S. deferred tax asset                                      --        (51.9)           (22.9)          (51.9)
                                                                     ---------     ---------        ---------       ---------
Net earnings adjusted for debt prepayment costs and tax benefit      $   22.1      $   10.2         $  $76.3        $   32.7
                                                                     =========     =========        =========       =========
Net earnings per fully diluted share as adjusted for debt
prepayment costs and tax benefit                                     $    0.28     $    0.16        $    0.98       $    0.54
                                                                     =========     =========        =========        ========

Weighted average diluted shares                                          78.5          64.9             78.0            60.8


Cash flow operations                                                     $21.9         $1.3            $41.0           $12.6
   Less capital expenditures                                              (6.6)        (6.0)           (24.8)          (16.9)
                                                                         ------       ------           ------          ------
Free cash flow                                                           $15.3        $(4.7)           $16.2           $(4.3)
                                                                         ======       ======           ======          ======

                                                                 # # #